Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP
1999 AVENUE OF THE STARS, 29TH FLOOR LOS ANGELES, CA 90067-4607 (310) 407-7500 _____
FACSIMILE (310) 407-7502
November 21, 2013
Oaktree Capital Group, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Ladies and Gentlemen:
We have acted as counsel to Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S‑3 (File No. 333-188596) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed sale by certain unitholders of 233,065 Class A units (the “Units”) representing limited liability company interests of the Company (the “Class A Units”), in connection with the offering described in the Company’s prospectus supplement dated November 21, 2013 (the “Prospectus Supplement”) to the Prospectus (the “Prospectus”) included in the Registration Statement, filed by the Company with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.
We have examined the Registration Statement, the Prospectus Supplement and a copy of the specimen certificate evidencing the Class A Units that has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

NEW YORK BEIJING HONG KONG HOUSTON LONDON PALO ALTO SÃO PAULO SEOUL TOKYO WAHSINGTON, D.C.

Oaktree Capital Group, LLC                -2-                 November 21, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Units have been validly issued and purchasers of the Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Units.
Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware Limited Liability Company Act.
We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP